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                                                                     EXHIBIT 8.1

                                                               December 22, 1999


To the Addressees Listed
  on Schedule I hereto

         Re:      GreenPoint Home Equity Loan Trust 1999-2
                  Variable Rate Asset-Backed Notes Series 1999-2

Ladies and Gentlemen:

                  We have acted as special tax counsel in connection with the issuance and delivery of the certain asset-backed notes denominated GreenPoint Home Equity Loan Trust 1999-2, Variable Rate Asset-Backed Notes Series 1999-2, (the "Notes") pursuant to an Indenture dated as of December 1, 1999 (the "Indenture) between GreenPoint Home Equity Loan Trust 1999-2 (the "Trust") and Bank One, National Association, as Indenture Trustee (the "Indenture Trustee").

                  As special tax counsel, we have examined such documents and relied upon such information as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the following: (a) a Prospectus dated June 14, 1999 and a Prospectus Supplement dated December 15, 1999 (together the "Prospectus") with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) certain representations made to us by the Underwriter and the Sponsor regarding the economic substance of the transaction.

                  We have examined the question of whether the Notes will be treated as indebtedness for federal income tax purposes. Our analysis is based on provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service ("IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.
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                  Based on the foregoing, and such legal and factual
investigations as we have deemed appropriate, we are of the opinion that (a) for federal income tax purposes the Notes will be treated as indebtedness because
(i) the characteristics of the transaction strongly indicate that in economic substance, the Notes are indebtedness, and (ii) the parties have stated unambiguously their intention to treat the Notes as indebtedness for tax purposes and (b) the trust will not be treated as an association (or a publicly traded partnership) taxable as a corporation or a taxable mortgage pool.

                  Capitalized terms used in this opinion letter and not defined herein shall have their respective meanings as set forth in the Indenture.

                  We express no opinion on any matter not discussed in this letter. This opinion letter is rendered as of the Closing Date, at the request of the Sponsor, for the sole benefit of each addressees hereof, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion letter may not be furnished to any other person or entity, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document, without our prior written consent.


                                            Very truly yours,

                                            /s/ Dewey Ballantine LLP

                                       2
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                                   Schedule I

GreenPoint Mortgage Funding, Inc.
700 Larkspur Landing Circle
Larkspur, California  94939

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut  60830

Ambac Assurance Corporation
One State Street Plaza
New York, NY  10004

Bank One, National Association
One First National Plaza, Suite 0126
Chicago, IL 60670-0126